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                                                                    EXHIBIT 2.2
                              CLOSING MEMORANDUM

     This Closing Memorandum, dated June 2, 1999, is entered into by and among Powertel, Inc., a Delaware corporation ("Powertel"), Powertel Atlanta Towers, LLC, a Delaware limited liability company ("Atlanta Towers"), Powertel Birmingham Towers, LLC, a Delaware limited liability company ("Birmingham Towers"), Powertel Jacksonville Towers, LLC, a Delaware limited liability company ("Jacksonville Towers"), Powertel Kentucky Towers, LLC, a Delaware limited liability company ("Kentucky Towers"), Powertel Memphis Towers, LLC, a Delaware limited liability company ("Memphis Towers" and, together with Atlanta Towers, Birmingham Towers, Jacksonville Towers and Kentucky Towers, the "Sellers"), Crown Castle International Corp., a Delaware corporation ("CCIC"), and Crown Castle PT Inc., a Delaware corporation (formerly CCP Inc., the "Buyer").

                                R E C I T A L S

     The parties hereto entered into an Asset Purchase Agreement dated as of March 15, 1999 (the "Agreement"). In connection with the closing of the transaction contemplated by the Agreement (the "Closing"), which is occurring simultaneously with the execution of this Closing Memorandum, the parties hereto desire to confirm and memorialize certain agreements and amend and supplement the Agreement in certain respects, all as set forth herein.

     In consideration of the premises, the parties hereto agree as follows:

                               A G R E E M E N T

     1.   Status of Agreement. Except as set forth herein, the Agreement
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shall remain in full force and effect. All capitalized terms used and not defined in this Closing Memorandum shall have the meanings assigned to them in the Agreement. In the event of any conflict as to any matter between the Agreement and this Closing Memorandum, the terms of this Closing Memorandum shall control. In all other respects, this Closing Memorandum shall be considered a supplement to and construed as a part of the Agreement. The disclosure set forth herein and on the exhibits hereto shall be deemed to update and amend all Schedules to the Agreement as of the Closing Date.

     2.   Eulonia Site.  Powertel and Sellers have recently discovered that
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certain construction activities at the Eulonia Site (J-GA-095-108) may have resulted in the fill of wetlands without certain necessary approvals and permits from the U.S. Army Corps of Engineers. Powertel and Sellers have evaluated and are continuing to evaluate the situation and are applying to obtain the requisite approvals and permits for such fill activities. Powertel and Sellers agree to use their commercially reasonable efforts for a period of one year following the Closing Date to obtain at their expense a permit from the U.S. Army Corp. of Engineers with respect to past fill activity on wetlands at such site. Notwithstanding such one year limitation, Powertel and Sellers acknowledge that all
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Liabilities arising from the fill of wetlands without obtaining the requisite approvals and permits are Retained Liabilities.

     3.   Certain Sites that Require Consent.
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          (a)  Management Agreement Pending Possible Sale. Attached hereto
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     as Exhibit A is a list of Tower Sites which CCIC and Buyer desire to
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     purchase from Powertel and Sellers, but for which certain Required
     Consents have not been obtained. CCIC and Buyer have paid to Powertel and Sellers a management fee of $423,077 (the "Management Fee") for each Tower Site listed on Exhibit A. In consideration of the payment
                               ---------
     of this Management Fee, which the parties acknowledge and agree is fully earned when paid, Powertel and Sellers hereby agree to pay over to CCIC and Buyer all amounts (whenever received) with respect to the Tower Sites listed on Exhibit A (including rents and other amounts
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     paid with respect to such Tower Sites) for periods after June 1, 1999 and agree that CCIC and Buyer may exercise all rights with respect to such Tower Sites (including the right to cause Powertel and Seller to accept new tenants upon such site, in accordance with the terms and conditions that govern the Tower Sites sold at the Closing). CCIC and Buyer agree to promptly reimburse Powertel and Sellers for all amounts paid by Powertel and Sellers (whenever paid) for periods after June 1, 1999 with respect to the lease of land at such Tower Sites, and commencing on June 1, 1999, to bear the risk of loss and costs of maintenance, repairs, upkeep, insurance, taxes and other expenses (except for tower monitoring obligations which shall be retained by Powertel or its affiliates for and on behalf of Buyer for a period of six (6) months pursuant to the Master Lease) incurred in connection with such Tower Sites. CCIC and Buyer agree that they shall be responsible for the performance of Powertel's and Sellers' obligations with respect to such Tower Sites to the extent arising or accruing after June 1, 1999 (except for tower monitoring obligations which shall be retained by Powertel or its affiliates for and on behalf of Buyer for a period of six (6) months pursuant to the Master Lease), and the parties hereto agree that they shall comply with the terms of all Contracts relating to such Tower Sites.

          (b)  Agreement to Sell and Purchase if Consent Obtained. Powertel
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     and Sellers agree to use their commercially reasonable efforts for a period of one year following the Closing Date to obtain the Required Consents. The parties agree that when all Required Consents are obtained with respect to any Tower Site set forth on Exhibit A, Powertel and Sellers will convey all
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     of their right, title and interest in such Tower Site to CCIC and Buyer, subject to the terms and conditions upon which other Tower Sites were conveyed by Powertel and Sellers to CCIC and Buyer at the Closing. In that the Management Fee referred to in Section 3(a) above has been paid at Closing with respect to a Tower Site that is being conveyed pursuant to this Section 3(b), the Management Fee shall be considered as, and shall serve as full credit against, the purchase price for the conveyance of such Tower Site.

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          (c)  Option to Sublease. If Required Consents are not obtained
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     with respect to any Tower Site listed on Exhibit A within 90
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     days following the Closing Date, upon written request from CCIC to
     Powertel, the parties hereto agree to negotiate in good faith, to the extent allowed by the Contracts related to such Tower Sites, a sublease arrangement that allows CCIC and Buyer to assume the rights and obligations of ownership of such Tower Site. In that the Management Fee referred to in
     Section 3(a) above has been paid at Closing with respect to each Tower Site subleased pursuant to this Section 3(c), the Management Fee shall be considered as, and shall serve as full credit against, consideration for such sublease arrangement.

          (d) In the event Required Consents are not obtained, and in the event the parties are unable to enter into a sublease arrangement for any of the Tower Sites listed on Exhibit A, the parties shall continue to operate
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     under Section 3(a) above and shall cooperate as provided in Section 2.4 of the Agreement in furnishing such further assurances as shall fulfill the parties' intention that CCIC and Buyer enjoy and bear the legal and economic benefits, burdens and risk of loss associated with leasing and operating the subject Tower Site from and after June 1, 1999. The parties further acknowledge and agree that in the event the management and sublease arrangements create an unreasonable risk of Default under an applicable Site Lease, either party shall have the right to recquire a rescission of such arrangement and a refund in full of the Management Fee applicable to the subject Tower Site.

     4.   Rejected Sites.  The parties hereto acknowledge and agree that the
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following Tower Sites are Rejected Sites under the Agreement:  (i) Pine Mountain
(I-GA-072-0008); (ii) Greenway (A-GA-060-0023); (iii) U.S. 278 (J-GA-025-998);
(iv) Prattville (B-AL-001-149); (v) Shiloh (N0581); (vi) Heck Road (AN0017A);
and (vii) Temple (AS0329C).

     5.   Acceptance of Certain Defective Sites.
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          (a)  In order to induce CCIC and Buyer to accept the Defective Sites listed on Exhibit B, Powertel and Sellers hereby acknowledge and agree,
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     with respect to such Defective Sites only, that the following shall constitute Retained Liabilities: any Third Party Claims arising from a Defect constituting an Environmental Condition in existence on any such listed Defective Site as of Closing, whether or not caused by Powertel, the Sellers or their Affiliates. For purposes of this Paragraph 5(a) only, the $75,000.00 limitation contained in the definition of "Environmental Condition" shall not apply. Powertel and Sellers hereby acknowledge that the term "Person" as used in the definition of "Third Party Claims" includes any Governmental Authority of the appropriate jurisdiction.

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          (b)  In order to induce CCIC and Buyer to accept the Defective Sites listed on Exhibit C, Powertel and Sellers hereby acknowledge and agree,
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     with respect to such Defective Sites only, that the following shall constitute Retained Liabilities: any Third Party Claims arising from the Defects affecting title to such Defective Sites. Except as set forth herein, CCIC and Buyer shall be deemed to have otherwise waived such Defect at Closing.

          (c) The parties hereto acknowledge and agree that acceptance of all other Defective Sites by CCIC and Buyer, other than those Defective Sites listed on Exhibit B and Exhibit C hereto, has occurred in accordance with
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     the terms, conditions and requirements of the Agreement.

     6.   Transfer Tax.  CCIC and Buyer shall indemnify and hold Powertel and
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Sellers harmless from and against any interest or penalties arising from any underpayment of transfer taxes or document stamps due upon recordation of deeds, Assignments and Assumptions of Lease, Site Lease Acknowledgments or other documents executed in connection with the transfer of the Assets pursuant to the Agreement; provided, however, that nothing herein shall limit the obligation of Powertel and Sellers to pay one-half of the transfer taxes or document stamps actually determined to be due and owing upon such recordation as set forth in
Section 10.3 of the Agreement. CCIC and Buyer shall have the right to control any audits or proceedings relating to transfer taxes. Powertel and Sellers shall immediately notify CCIC and Buyer of any transfer tax audit or similar matter.

     7.   Modification of Section 6.3(a).  The recitals and Section 6.3(a) of
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the Agreement shall be deemed to be modified to reflect that Buyer is a wholly-
owned subsidiary of CCIC, and not a wholly-owned subsidiary of Crown Communication Inc.

     8.   Acceptance of Revised Schedules.  Pursuant to Section 4.1(b) of the
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Agreement, the parties hereby acknowledge and agree that the Schedules attached hereto as Exhibit D either (i) replace in their entirety the like Schedules
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which were attached to the Agreement, and include modifications to such
Schedules made by Powertel and Sellers pursuant to Section 4.1(b) of the Agreement or (ii) satisfy the delivery requirements of Section 6.2 of the Agreement.

     9.   Swap Lease Agreements.  The parties acknowledge and agree that
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Powertel and Sellers shall not be required to make any payments to Buyer or CCIC pursuant to Section 3.3 of the Agreement.

     10.  Certain Apportionments.  Section 2.7 of the Agreement provides for
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the apportionment of certain amounts between Powertel and the Sellers, on the one hand, and CCIC and Buyer, on the other hand. The parties have agreed to make such apportionments as of June 1, 1999, instead of making such apportionments as of the Closing Date, as contemplated by the Agreement. The parties acknowledge that as of June 1, 1999, Powertel has paid rents under the Site Leases for the month of June on behalf of Buyer, subject to reimbursement under Section 2.7 of the Agreement. The

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parties also acknowledge that to the extent Powertel shall continue to receive rent payments from third party tenants under Tower Leases relating to such periods after June 1, 1999, Powertel shall remit such payments to CCIC within ten (10) business days of receipt. Other post-closing apportionments will be made in accordance with Section 2.7 of the Agreement. On June 2, 1999, Powertel or its affiliates shall pay the rents due under the Master Lease for each of the Tower Sites subject to Site Lease Acknowledgments thereunder.

     11.  Press Releases and Public Announcements.  Press releases, public
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announcements or disclosures made by or on behalf of any party to this Closing
Memorandum relating to the Agreement or the transaction contemplated thereby, other than filings made pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, must be coordinated with and consented to by Powertel, in the case of a press release, public announcement or disclosure to be made by or on behalf of CCIC or Buyer, or by CCIC, in the case of a press release, public announcement or disclosure to be made by or on behalf of Powertel or Sellers.

     12.  Assignment and Assumption of Master Site Agreements.  Powertel,
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Sellers, or their affiliates are parties to the following agreements
(collectively, the "Master Agreements"), as landlord, licensor, lessor or owner:
(i) Master Site Agreement dated December 8, 1997 between Powertel/Jacksonville, Inc. and BellSouth Mobility Inc. and related site subleases listed on Exhibit E;
                                                                      ---------
(ii) Master Antenna Site Lease Agreement dated March 26, 1998 between Powertel, on behalf of itself and its affiliates, and BellSouth Cellular Corp., on behalf of itself and its affiliates and related site subleases listed on Exhibit F;
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(iii) Master Site Agreement dated March 15, 1999 between Powertel and PageNet,
Inc. and related site subleases listed on Exhibit G; and (iv) Master Fee Payment
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and Parity Agreement dated February 28, 1998 between Powertel/Birmingham, Inc.
and ALLTEL Communications, Inc. and related tower site agreements listed on

Exhibit H (the "ALLTEL Parity Agreement").  The Tower Sites listed on Exhibits
---------                                                             --------
E, F, G and H hereto are referred to as the "Covered Sites."  CCIC and Buyer
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acknowledge that they have received copies of the Master Agreements and all
Tower Leases related to the Covered Sites that are subject to the Master Agreements. Powertel and the Sellers hereby assign all of their rights, privileges and obligations as landlord, licensor, lessor or owner that relate to the Covered Sites under the Master Agreements to Buyer, and Buyer accepts such assignment. Buyer hereby assumes all covenants, agreements, conditions and obligations of Powertel and the Sellers as landlord, licensor, lessor or owner that relate to the Covered Sites under the Master Agreements to the extent they first accrue or first become performable after June 1, 1999. Buyer agrees to perform and observe all of such covenants, agreements, conditions and obligations as landlord, licensor, lessor or owner that relate to the Covered Sites under the Master Agreements just as if Buyer had signed the Master Agreements, commencing as of June 1, 1999. Buyer will not be liable for any breach, act or omission of Powertel or the Sellers under the Master Agreements occurring prior to June 1, 1999, which are Retained Liabilities under the Agreement. The parties acknowledge that the Master Agreements, as supplemented hereby, shall remain in full force and effect. As regards the ALLTEL Parity Agreement, Powertel hereby

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represents and warrants to CCIC and Buyer that (i) the monthly rent payable by
ALLTEL Communications, Inc. under the tower site agreements listed on Exhibit H is $2,000 per site; (ii) neither Powertel nor its affiliates have collocated as licensees on any sites which are the subject of the ALLTEL Parity Agreement; and
(iii) neither Powertel nor its affiliates will enter into any future tower site agreements with ALLTEL Communications, Inc. which will be subject to the provisions of the ALLTEL Parity Agreement.

     13.  Memoranda of Agreement.  CCIC and Buyer hereby acknowledge that
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Powertel has satisfied its obligation under Section 4.1(h) of the Agreement to obtain and record all but 30 or fewer Site Leases or memoranda thereof.
Attached hereto as Exhibit I is a listing of the Site Leases that have not been
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recorded, and that do not have memoranda thereof which are recorded.  Powertel and its affiliates (including Sellers) shall cooperate after Closing in executing documents prepared by CCIC and Buyer to provide record evidence of Buyer's interest in the Sites, unless recordation of such evidence is prohibited under the applicable Site Leases. CCIC and Buyer agree to execute and deliver Memoranda of Agreements, if any, obtained by Powertel or Sellers after the
Closing,   and to facilitate the filing of Memoranda of Agreements with respect to the unrecorded sites after the Closing.

     14.  Governing Law.  This Closing Memorandum and all rights and duties of
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the parties arising from this Closing Memorandum shall be governed by, construed and enforced in accordance with the laws of the State of Georgia without regard to the principles of conflicts of laws.

     15.  Facsimile Signature; Counterparts.  This Closing Memorandum may be
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validly executed by either original or facsimile signature, in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

     16.  Successors and Assigns.  This Closing Memorandum shall be binding
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upon, and inure for the benefit of, the parties hereto and their respective successors and assigns.

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     IN WITNESS WHEREOF, the parties have executed this Closing Memorandum this
2nd day of June, 1999.

                              POWERTEL:

                              Powertel, Inc.

                              By: /s/ Rodney D. Dir
                                  ---------------------------------------
                                  Its: Chief Operating Officer
                                       ----------------------------------
                                  Name: Rodney D. Dir
                                        ---------------------------------

                              SELLERS:

                              Powertel Atlanta Towers, LLC
                              Powertel Birmingham Towers, LLC
                              Powertel Jacksonville Towers, LLC
                              Powertel Kentucky Towers, LLC
                              Powertel Memphis Towers, LLC

                              By: /s/  Jill F. Dorsey
                                  ---------------------------------------
                                  Their: Vice-President & General Counsel
                                         --------------------------------
                                  Name:  Jill F. Dorsey
                                         --------------------------------

                              CCIC:

                              Crown Castle International Corp.

                              By: /s/ John L. Gwyn
                                  ---------------------------------------
                                  Its:  Executive Vice President
                                        ---------------------------------
                                  Name: John L. Gwyn
                                        ---------------------------------

                              BUYER:

                              Crown Castle PT Inc.

                              By: /s/ John L. Gwyn
                                  ---------------------------------------
                                  Its:  Executive Vice President
                                        ---------------------------------
                                  Name: John L.Gwyn
                                        ---------------------------------

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